Exhibit 99.2

For additional information, contact: Joseph Stegmayer Chairman and CEO Phone: 602-256-6263 joes@cavco.com On the Internet: www.cavco.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES ELECTS NEW BOARD MEMBER
     PHOENIX — (October 23, 2008) – Cavco Industries, Inc. (NASDAQ: CVCO) today announced that David A. Greenblatt has been elected to Cavco’s board of directors and will serve on the Audit and Compensation committees.
          David A. Greenblatt, 47, currently serves as Senior Vice President and Deputy General Counsel for Eagle Materials Inc., an NYSE-listed company in the construction products and building materials business headquartered in Dallas, Texas, where he actively manages legal matters and project development. Previously, he worked for Eagle Materials Inc. as its General Counsel from 1993 until 1998 and as Senior Vice President – Mergers & Acquisitions from 2000 to 2002. He has also worked in various roles for Centex Corporation, including Vice President and General Counsel of its Investment Real Estate Group and Vice President and Assistant General Counsel of Centex Corporation. Prior to joining Centex, Mr. Greenblatt was an associate for over 5 years in the corporate and securities group of Hughes & Luce (now K&L Gates) in Dallas. Mr. Greenblatt was born and raised in Dallas, Texas and holds a B.S. in Economics, summa cum laude, from The Wharton School of the University of Pennsylvania and a J.D., with honors, from The University of Texas School of Law.
          Mr. Greenblatt fills a vacancy created by the resignation of Jacqueline Dout, Senior Vice President, Chief Financial Officer and Secretary of Pella Corporation. Ms. Dout, who served on the Board for five years, resigned in order to focus on her other business interests. Ms. Dout served as Chairperson of the Audit Committee of the Board of Directors and was a member of the Compensation Committee of the Board of Directors.
          “David Greenblatt is highly competent and brings a great deal of experience to our board. He knows the manufactured housing industry and our company well. We look forward to David’s contributions to Cavco’s success,” said Joseph H. Stegmayer, the company’s Chairman and Chief Executive Officer. “We thank Jackie Dout for the dedicated service and expert guidance she has long provided to Cavco. We will miss her involvement and wish her well,” Mr. Stegmayer concluded.
     Cavco Industries, Inc., headquartered in Phoenix, is the largest producer of manufactured homes in Arizona, based on wholesale shipments. The Company is also a leading producer of park model homes and vacation cabins in the United States.